Issuer Free writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-131898
     Discover Bank has filed a registration statement, as amended, (including a prospectus) (Registration No. 333-131898) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Discover Bank has filed with the SEC for complete information about Discover Bank, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.
SERIES TERM SHEET DATED JULY 20 , 2006
DISCOVER® CARD MASTER TRUST I, SERIES 2006-2
Subseries 1
$500,000,000 Floating Rate Class A, Credit Card Pass-Through Certificates
$26,316,000 Floating Rate Class B, Credit Card Pass-Through Certificates
Subseries 2
$500,000,000 Floating Rate Class A, Credit Card Pass-Through Certificates
$26,316,000 Floating Rate Class B, Credit Card Pass-Through Certificates
Subseries 3
$300,000,000 Floating Rate Class A, Credit Card Pass-Through Certificates
$15,790,000 Floating Rate Class B, Credit Card Pass-Through Certificates
DISCOVER BANK
Master Servicer, Servicer and Seller
     The certificates represent interests in the Discover Card Master Trust I. The certificates are not obligations of Discover Bank or any of its affiliates, and neither the certificates nor the underlying credit card receivables are insured or guaranteed by any governmental agency.
     Before you invest, we urge you to read the term sheet supplement for Series 2006-2, filed as a Free Writing Prospectus by Discover Bank on July 20, 2006, which can be accessed at http://www.sec.gov/Archives/edgar/data/894329/000095013706007944/c06671f1fwp.htm. You should also read the static pool data of Discover Card Master Trust I which can be accessed at http://www.discoverfinancial.com/absdata. The term sheet supplement for Series 2006-2 and the static pool data for Discover Card Master Trust I are considered to be part of this series term sheet.
     The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to those documents. We are incorporating by reference the Registration Statement on Form S-3, as amended, Registration No. 333-131898, filed by Discover Bank and the trust for the offering to which this communication relates. In addition, we incorporate by reference to this term sheet the following reports and documents filed by Discover Bank on behalf of the trust pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:
(1)	the trust’s Annual Report on Form 10-K for the year ended November 30, 2005 and monthly reports on Form 10-D filed since that date; and

(2)	Current Reports on Form 8-K filed since November 30, 2005.
     You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. We file reports with the SEC under the name Discover Card Master Trust I, Commission file number 000-23108. The information incorporated by reference is considered to be part of this series term sheet. As a recipient of this series term sheet, you may request a copy of any document we incorporate by reference, except exhibits to the documents, unless the exhibits are specifically incorporated by reference, at no cost, by calling Discover Bank, as master servicer, at (302) 323-7434.
     We have prepared this series term sheet solely for informational purposes. Discover Bank may not offer or sell the certificates in any state where the offer or sale is prohibited. The underwriters may hold or trade securities of the trust or Discover Bank and may also perform investment banking services for the trust and Discover Bank.

MORGAN STANLEY

DEUTSCHE BANK SECURITIES

RBC CAPITAL MARKETS

WACHOVIA SECURITIES

ABN AMRO INCORPORATED

SCOTIA CAPITAL

This free writing prospectus does not contain all information that is required to be included in the prospectus and prospectus supplement.
     The information in this series term sheet or the term sheet supplement will be superseded in its entirety by any similar information for Series 2006-2 we may subsequently provide prior to the Time of Sale, as defined below. The Time of Sale is expected to be [     ] P.M. New York City time on July [     ], 2006 (the “Time of Sale”), the time at which the Terms Agreement for Series 2006-2 is executed among Discover Bank and the underwriters for Series 2006-2 (the “Terms Agreement”) and commitments to purchase certificates are first made.
     This series term sheet may not be distributed to Private Customers as defined by the U.K. Securities and Futures Authority.
IMPORTANT NOTICE REGARDING THE CONDITIONS
FOR THIS OFFERING OF ASSET-BACKED SECURITIES
     The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.
IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE
     This material has been prepared for information purposes to support the promotion or marketing of the transaction or matters addressed herein. This is not a research report and was not prepared by the Morgan Stanley research department. It was prepared by Discover Bank or Morgan Stanley sales, trading, banking, or other non-research personnel. This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. Past performance is not necessarily a guide to future performance. Please see additional important information and qualifications at the end of this material.
IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS
ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR IN OR AT THE BOTTOM OF THE EMAIL COMMUNICATION TO WHICH THIS MATERIAL IS ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

There are three subseries for this series, each of which will be treated as a separate series under the pooling and servicing agreement and all of the series supplements that are a part of the Discover Card Master Trust I.

Title of Securities	Subseries 1:

Discover Card Master Trust I, Series 2006-2 Floating Rate Class A, Subseries 1 Credit Card Pass-Through Certificates and Discover Card Master Trust I, Series 2006-2 Floating Rate Class B, Subseries 1 Credit Card Pass-Through Certificates.

Subseries 2:

Discover Card Master Trust I, Series 2006-2 Floating Rate Class A, Subseries 2 Credit Card Pass-Through Certificates and Discover Card Master Trust I, Series 2006-2 Floating Rate Class B, Subseries 2 Credit Card Pass-Through Certificates.

Subseries 3:

Discover Card Master Trust I, Series 2006-2 Floating Rate Class A, Subseries 3 Credit Card Pass-Through Certificates and Discover Card Master Trust I, Series 2006-2 Floating Rate Class B, Subseries 3 Credit Card Pass-Through Certificates.

Interest Rate	Subseries 1:

Class A, Subseries 1 Certificates: LIBOR plus % per year.

Class B, Subseries 1 Certificates: LIBOR plus % per year.

Subseries 2:

Class A, Subseries 2 Certificates: LIBOR plus % per year.

Class B, Subseries 2 Certificates: LIBOR plus % per year.

Subseries 3:

Class A, Subseries 3 Certificates: LIBOR plus % per year.

Class B, Subseries 3 Certificates: LIBOR plus % per year.

The trustee will calculate interest on the certificates for each subseries on the basis of the actual number of days elapsed and a 360-day year.

“LIBOR” will mean the London interbank offered rate for one-month United States dollar deposits, determined two business days before the start of each interest accrual period.

Time of Sale	The time of sale is expected to be [ ] P.M. New York City time on July [ ], 2006, the time at which the Terms Agreement for Series 2006-2 is executed among Discover Bank and the underwriters for Series 2006-2 and commitments to purchase certificates are first made.

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

Interest Payment Dates	The 15th day of each month, or the next business day, beginning in August 2006.

Expected Maturity Dates and Average Lives	Subseries 1:

Class A, Subseries 1 Certificates: July 15, 2009, or the next business day. If an Amortization Event occurs for Subseries 1, the trust will pay principal monthly and the final principal payment may be made before or after July 15, 2009. Assuming (i) closing occurs on July 27 , 2006, (ii) no amortization event occurs and (iii) payment will be made in full on the expected maturity date and adjusting for weekends and holidays, the average life is expected to be 2.97 years.

Class B, Subseries 1 Certificates: August 15, 2009, or the next business day. If an Amortization Event occurs for Subseries 1, the trust will pay principal monthly and the final payment of principal may be made either before or after August 15, 2009. The trust must generally pay all Class A, Subseries 1 principal before it pays any Class B, Subseries 1 principal. Assuming (i) closing occurs on July 27 , 2006, (ii) no amortization event occurs and (iii) payment will be made in full on the expected maturity date and adjusting for weekends and holidays, the average life is expected to be 3.06 years.

Subseries 2:

Class A, Subseries 2 Certificates: July 15, 2011, or the next business day. If an Amortization Event occurs for Subseries 2, the trust will pay principal monthly and the final principal payment may be made before or after July 15, 2011. Assuming (i) closing occurs on July 27 , 2006, (ii) no amortization event occurs and (iii) payment will be made in full on the expected maturity date and adjusting for weekends and holidays, the average life is expected to be 4.97 years.

Class B, Subseries 2 Certificates: August 15, 2011, or the next business day. If an Amortization Event occurs for Subseries 2, the trust will pay principal monthly and the final payment of principal may be made either before or after August 15, 2011. The trust must generally pay all Class A, Subseries 2 principal before it pays any Class B, Subseries 2 principal. Assuming (i) closing occurs on July 27 , 2006, (ii) no amortization event occurs and (iii) payment will be made in full on the expected maturity date and adjusting for weekends and holidays, the average life is expected to be 5.05 years.

Subseries 3:

Class A, Subseries 3 Certificates: July 15, 2013, or the next business day. If an Amortization Event occurs for Subseries 3, the trust will pay principal monthly and the final principal payment may be made before or after July 15, 2013. Assuming (i) closing occurs on July 27 , 2006, (ii) no amortization event occurs and (iii) payment will be made in full

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

on the expected maturity date and adjusting for weekends and holidays, the average life is expected to be 6.97 years.

Class B, Subseries 3 Certificates: August 15, 2013, or the next business day. If an Amortization Event occurs for Subseries 3, the trust will pay principal monthly and the final payment of principal may be made either before or after August 15, 2013. The trust must generally pay all Class A, Subseries 3 principal before it pays any Class B, Subseries 3 principal. Assuming (i) closing occurs on July 27 , 2006, (ii) no amortization event occurs and (iii) payment will be made in full on the expected maturity date and adjusting for weekends and holidays, the average life is expected to be 7.05 years.

The average life calculations for each class of certificates for each subseries are based on a 360-day year of twelve 30-day months. An “Amortization Event” for each subseries is an event that will cause the trust to begin repaying principal on a monthly basis.

Series Termination Date	For each subseries, the Series Termination Date is the last day on which the trust will pay principal on the certificates for that subseries.

Subseries 1: For Class A, Subseries 1 and Class B, Subseries 1, the Series Termination Date is the first business day following January 15, 2012, or if January 15, 2012 is not a business day, the second business day following January 15, 2012.

Subseries 2: For Class A, Subseries 2 and Class B, Subseries 2, the Series Termination Date is the first business day following January 15, 2014, or if January 15, 2014 is not a business day, the second business day following January 15, 2014.

Subseries 3: For Class A, Subseries 3 and Class B, Subseries 3, the Series Termination Date is the first business day following January 15, 2016, or if January 15, 2016 is not a business day, the second business day following January 15, 2016.

Subordination of Class B Certificates (Class A Credit Enhancement)	For each subseries, the Class B Certificates are subordinated to the Class A Certificates for that subseries, up to a specified dollar amount, known as the “Available Subordinated Amount.”

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

Available Subordinated Amount	Subseries 1:

Initially, equal to 12.5% of the Series Initial Investor Interest for Subseries 1, which may be reduced, reinstated or increased from time to time. The Available Subordinated Amount for Subseries 1 will increase by:

	·	0.5% of the Series Initial Investor Interest for Subseries 1 after a Supplemental Credit Enhancement Event, if Discover Bank has not made an Effective Alternative Credit Support Election for Subseries 1;

	·	4.5% of the Series Initial Investor Interest for Subseries 1 after an Effective Alternative Credit Support Election, if a Supplemental Credit Enhancement Event has occurred for Subseries 1; or

	·	5% of the Series Initial Investor Interest for Subseries 1 after an Effective Alternative Credit Support Election, if a Supplemental Credit Enhancement Event has not occurred for Subseries 1.

The “Series Initial Investor Interest” for Subseries 1 is equal to the total initial principal amount of the Floating Rate Class A, Subseries 1 Certificates plus the total initial principal amount of the Floating Rate Class B, Subseries 1 Certificates. If additional certificates are issued in Subseries 1 after the initial issuance date for Series 2006-2, the “Series Initial Investor Interest” will be deemed to include the initial principal amount of the additional certificates from and after the date of such additional issuance.

Subseries 2:

Initially, equal to 12.5% of the Series Initial Investor Interest for Subseries 2, which may be reduced, reinstated or increased from time to time. The Available Subordinated Amount for Subseries 2 will increase by:

	·	0.5% of the Series Initial Investor Interest for Subseries 2 after a Supplemental Credit Enhancement Event, if Discover Bank has not made an Effective Alternative Credit Support Election for Subseries 2;

	·	4.5% of the Series Initial Investor Interest for Subseries 2 after an Effective Alternative Credit Support Election, if a Supplemental Credit Enhancement Event has occurred for Subseries 2; or

	·	5% of the Series Initial Investor Interest for Subseries 2 after an Effective Alternative Credit Support Election, if a Supplemental Credit Enhancement Event has not occurred for Subseries 2.

The “Series Initial Investor Interest” for Subseries 2 is equal to the total initial principal amount of the Floating Rate Class A.

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

Subseries 2 Certificates plus the total initial principal amount of the Floating Rate Class B, Subseries 2 Certificates. If additional certificates are issued in Subseries 2 after the initial issuance date for Series 2006-2, the “Series Initial Investor Interest” will be deemed to include the initial principal amount of the additional certificates from and after the date of such additional issuance.

Subseries 3:

Initially, equal to 12.5% of the Series Initial Investor Interest for Subseries 3, which may be reduced, reinstated or increased from time to time. The Available Subordinated Amount for Subseries 3 will increase by:

· 0.5% of the Series Initial Investor Interest for Subseries 3 after a Supplemental Credit Enhancement Event, if Discover Bank has not made an Effective Alternative Credit Support Election for Subseries 3;

· 4.5% of the Series Initial Investor Interest for Subseries 3 after an Effective Alternative Credit Support Election, if a Supplemental Credit Enhancement Event has occurred for Subseries 3; or

· 5% of the Series Initial Investor Interest for Subseries 3 after an Effective Alternative Credit Support Election, if a Supplemental Credit Enhancement Event has not occurred for Subseries 3.

The “Series Initial Investor Interest” for Subseries 3 is equal to the total initial principal amount of the Floating Rate Class A, Subseries 3 Certificates plus the total initial principal amount of the Floating Rate Class B, Subseries 3 Certificates. If additional certificates are issued in Subseries 3 after the initial issuance date for Series 2006-2, the “Series Initial Investor Interest” will be deemed to include the initial principal amount of the additional certificates from and after the date of such additional issuance.

A “Supplemental Credit Enhancement Event” will occur for each subseries the first time Standard & Poor’s Ratings Services withdraws the long-term debt or deposit rating of Discover Bank, or an additional seller, if any, or reduces this rating below BBB-.

“Effective Alternative Credit Support Election” will mean an effective election made by Discover Bank to change the way in which the trust allocates finance charge collections to Subseries 1, Subseries 2, or Subseries 3. To make this election, Discover Bank must arrange for the deposit of additional funds into the cash collateral account for Subseries 1, Subseries 2, or Subseries 3, discussed below, as appropriate.

Cash Collateral Account
(Class B Credit Enhancement)	Subseries 1:

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

Discover Bank will arrange to have a cash collateral account established and funded with an amount equal to 7.5% of the Series Initial Investor Interest for Subseries 1 for the direct benefit of the Class B, Subseries 1 investors, the “Credit Enhancement Account,” for Subseries 1 on the date the certificates are issued. The trustee may withdraw funds from this account to reimburse the Class B, Subseries 1 investors for amounts that would otherwise reduce their interest in the trust or affect their interest payments.

The amount on deposit in this account may decrease or increase on future Distribution Dates. A “Distribution Date” is the 15th calendar day of each month, or the next business day, beginning for this subseries in August 2006.

The maximum amount of Credit Enhancement for Subseries 1 as of any Distribution Date will be:

Before a Supplemental Credit Enhancement Event or an Effective Alternative Credit Support Election

· 7.5% of the Series Investor Interest for Subseries 1 as of the end of the preceding month, but not less than 1% of the Series Initial Investor Interest for Subseries 1; or

After a Supplemental Credit Enhancement Event but before an Effective Alternative Credit Support Election

· 8.0% of the Series Investor Interest for Subseries 1 as of the end of the preceding month, but not less than 1% of the Series Initial Investor Interest for Subseries 1; or

After an Effective Alternative Credit Support Election

· 12.5% of the Series Investor Interest for Subseries 1 as of the end of the preceding month, but not less than 1% of the Series Initial Investor Interest for Subseries 1.

However, if an Amortization Event for Subseries 1 has occurred, the maximum amount of Credit Enhancement will be the amount on deposit in the Credit Enhancement Account for Subseries 1 on the Distribution Date immediately before the Amortization Event occurred.

“Series Investor Interest” with respect to Subseries 1 will mean the Series Initial Investor Interest for Subseries 1 minus

· the amount of principal collections on deposit for the benefit of investors in Subseries 1,

· the amount of losses of principal on investments of principal collections on deposit for the benefit of investors in Subseries 1,

· the aggregate amount of principal previously paid to investors in Subseries 1, and

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

· the aggregate amount of investor losses attributable to Subseries 1 resulting from accounts in which the receivables have been charged-off as uncollectible, after giving effect to all provisions in the Series Supplement to reimburse these charged-off amounts.

Subseries 2:

Discover Bank will arrange to have a cash collateral account established and funded with an amount equal to 7.5% of the Series Initial Investor Interest for Subseries 2 for the direct benefit of the Class B, Subseries 2 investors, the “Credit Enhancement Account,” for Subseries 2 on the date the certificates are issued. The trustee may withdraw funds from this account to reimburse the Class B, Subseries 2 investors for amounts that would otherwise reduce their interest in the trust or affect their interest payments.

The amount on deposit in this account may decrease or increase on future Distribution Dates. A “Distribution Date” is the 15th calendar day of each month, or the next business day, beginning for this subseries in August 2006.

The maximum amount of Credit Enhancement for Subseries 2 as of any Distribution Date will be:

Before a Supplemental Credit Enhancement Event or an Effective Alternative Credit Support Election

· 7.5% of the Series Investor Interest for Subseries 2 as of the end of the preceding month, but not less than 1% of the Series Initial Investor Interest for Subseries 2; or

After a Supplemental Credit Enhancement Event but before an Effective Alternative Credit Support Election

· 8.0% of the Series Investor Interest for Subseries 2 as of the end of the preceding month, but not less than 1% of the Series Initial Investor Interest for Subseries 2; or

After an Effective Alternative Credit Support Election

· 12.5% of the Series Investor Interest for Subseries 2 as of the end of the preceding month, but not less than 1% of the Series Initial Investor Interest for Subseries 2.

However, if an Amortization Event for Subseries 2 has occurred, the maximum amount of Credit Enhancement will be the amount on deposit in the Credit Enhancement Account for Subseries 2 on the Distribution Date immediately before the Amortization Event occurred.

“Series Investor Interest” with respect to Subseries 2 will mean the Series Initial Investor Interest for Subseries 2 minus

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

·	the amount of principal collections on deposit for the benefit of investors in Subseries 2,

·	the amount of losses of principal on investments of principal collections on deposit for the benefit of investors in Subseries 2,

·	the aggregate amount of principal previously paid to investors in Subseries 2, and

·	the aggregate amount of investor losses attributable to Subseries 2 resulting from accounts in which the receivables have been charged-off as uncollectible, after giving effect to all provisions in the Series Supplement to reimburse these charged-off amounts.

Subseries 3:

Discover Bank will arrange to have a cash collateral account established and funded with an amount equal to 7.5% of the Series Initial Investor Interest for Subseries 3 for the direct benefit of the Class B, Subseries 3 investors, the “Credit Enhancement Account,” for Subseries 3 on the date the certificates are issued. The trustee may withdraw funds from this account to reimburse the Class B, Subseries 3 investors for amounts that would otherwise reduce their interest in the trust or affect their interest payments.

The amount on deposit in this account may decrease or increase on future Distribution Dates. A “Distribution Date” is the 15th calendar day of each month, or the next business day, beginning for this subseries in August 2006.

The maximum amount of Credit Enhancement for Subseries 3 as of any Distribution Date will be:

Before a Supplemental Credit Enhancement Event or an Effective Alternative Credit Support Election

·	7.5% of the Series Investor Interest for Subseries 3 as of the end of the preceding month, but not less than 1% of the Series Initial Investor Interest for Subseries 3; or

After a Supplemental Credit Enhancement Event but before an Effective Alternative Credit Support Election

·	8.0% of the Series Investor Interest for Subseries 3 as of the end of the preceding month, but not less than 1% of the Series Initial Investor Interest for Subseries 3; or

After an Effective Alternative Credit Support Election

·	12.5% of the Series Investor Interest for Subseries 3 as of the end of the preceding month, but not less than 1% of the Series Initial Investor Interest for Subseries 3.

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

However, if an Amortization Event for Subseries 3 has occurred, the maximum amount of Credit Enhancement will be the amount on deposit in the Credit Enhancement Account for Subseries 3 on the Distribution Date immediately before the Amortization Event occurred.

“Series Investor Interest” with respect to Subseries 3 will mean the Series Initial Investor Interest for Subseries 3 minus

	·	the amount of principal collections on deposit for the benefit of investors in Subseries 3,

	·	the amount of losses of principal on investments of principal collections on deposit for the benefit of investors in Subseries 3,

	·	the aggregate amount of principal previously paid to investors in Subseries 3, and

	·	the aggregate amount of investor losses attributable to Subseries 3 resulting from accounts in which the receivables have been charged-off as uncollectible, after giving effect to all provisions in the Series Supplement to reimburse these charged-off amounts.

The Receivables	The receivables in the Accounts included in the trust as of June 30, 2006 totaled $31,059,971,042.70.

Interchange	Subseries 1, Subseries 2, and Subseries 3 will each be eligible for allocations and reallocations of interchange. Series issued prior to November 3, 2004 will not receive allocations or reallocations of interchange.

Group Excess Spread and
Interchange Subgroup Excess Spread	The certificates of each subseries (which are treated as a “series”) initially will be included in the “Group One” group of series. The three-month rolling average Group Excess Spread Percentage, as defined below, was 5.55% for the Distribution Date in July 2006. The Group Excess Spread Percentage excludes the effects of interchange. The three-month rolling average Interchange Subgroup Excess Spread, as defined below, as an annualized percentage of the Series Investor Interest for all series entitled to interchange, was 9.15% for the Distribution Date in July 2006.

“Series Excess Spread” for a series or subseries is generally an amount equal to

	·	the total amount of finance charge collections, investment income, interchange and other similar collections allocable to such series or subseries for the prior calendar month, minus

	·	the total amount of interest and certain fees payable for such series or subseries and the amount of receivables allocable to such series or subseries that have been

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

charged off as uncollectible for the prior calendar month.

“Group Excess Spread” for any Distribution Date is the sum of the Series Excess Spreads (modified as discussed below) for all series, including each subseries, in Group One. “Group Excess Spread Percentage” for any Distribution Date is a percentage calculated by multiplying:

·	twelve, by

·	the sum of the Series Excess Spreads (modified as discussed below) for all series, including each subseries, in Group One,

and then dividing the product by an amount equal to the sum of all investor interests for each series or subseries in Group One, in each case for the Distribution Date. For purposes of determining the Group Excess Spread and the Group Excess Spread Percentage, we will subtract interchange from the Series Excess Spread for each series or subseries that otherwise has positive Series Excess Spread. However, if this subtraction would cause the Series Excess Spread to be negative, Series Excess Spread for such series or subseries will be deemed to be zero.

“Interchange Subgroup Excess Spread” for any Distribution Date means the sum of:

·	all amounts deposited in the Group Interchange Reallocation Account for all series or subseries to which interchange is allocated, and

·	the Interchange Subgroup Allocable Group Excess Spread;

where “Interchange Subgroup Allocable Group Excess Spread” means, for any Distribution Date:

·	if the Group Excess Spread is positive or zero, an amount equal to the Group Excess Spread multiplied by the sum of the investor interests for each series or subseries in Group One to which interchange is allocated, divided by

·	an amount equal to the sum of all investor interests for each series or subseries in Group One;

and

·	if the Group Excess Spread is negative, an amount equal to the Group Excess Spread multiplied by the sum of the Series Excess Spreads for each series or subseries in Group One to which interchange is allocated and for which the Series Excess Spread was negative, divided by

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

· an amount equal to the sum of the Series Excess Spreads for each series or subseries in Group One for which the Series Excess Spread was negative.

Rating of the Investor Certificates	The trust will only issue the certificates if Standard & Poor’s has rated the Class A Certificates for each subseries “AAA” and the Class B Certificates for each subseries at least “A” and Moody’s Investors Service, Inc. has rated the Class A Certificates for each subseries “Aaa” and has rated the Class B Certificates for each subseries at least “A2.”

ERISA Considerations	Discover Bank believes that employee benefit plans subject to ERISA may acquire Class A Certificates for any subseries; however, advisers to these plans should consult their own counsel. Employee benefit plans subject to ERISA may not acquire the Class B Certificates for any subseries.

Listing	Discover Bank expects to list the certificates on the Official List of the Luxembourg Stock Exchange and to trade the certificates on the Euro MTF Market of the Luxembourg Stock Exchange, in accordance with the rules of the Luxembourg Stock Exchange, to facilitate trading in non-U.S. markets.

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

COMPOSITION AND HISTORICAL PERFORMANCE OF THE ACCOUNTS
     We have set forth information below about the Accounts that are part of the trust.
     Geographic Distribution. The Accounts that are part of the trust are not highly concentrated geographically. As of June 30, 2006, the following nine states had the largest Receivables balances and comprised over 50% of the Receivables:

Percentage of
State	Total Receivables

Texas	9.1%
California	9.0%
New York	6.9%
Florida	5.7%
Illinois	5.7%
Pennsylvania	4.9%
Ohio	4.7%
Michigan	3.7%
New Jersey	3.5%
Other States	46.8%

Total	100.0%

     Since the largest amounts of outstanding Receivables were with cardholders’ whose billing addresses were in Texas, California, New York, Florida, Illinois, Pennsylvania, Ohio, Michigan and New Jersey, adverse changes in the business or economic conditions in these states could have an adverse effect on the performance of the receivables.
     Credit Limit Information. As of June 30, 2006, the Accounts had the following credit limits:

	Receivables	Percentage
	Outstanding	of Total	Number of	Percentage
Credit Limit	($000's)	Receivables	Accounts	of Total Accounts

Less than or equal to $5,000.00	$3,695,297	11.9%	7,508,219	23.2%
$5,000.01 to $10,000.00	$10,375,435	33.4%	11,978,803	37.1%
$10,000.01 to $15,000.00	$13,332,637	42.9%	11,550,025	35.8%
Over $15,000.00	$3,656,602	11.8%	1,273,892	3.9%

Total	$31,059,971	100.0%	32,310,939	100.0%

     Account Balance Information. As of June 30, 2006, the Accounts had the following balances:

	Receivables	Percentage
	Outstanding	of Total	Number of	Percentage
	($000's)	Receivables	Accounts	of Total Accounts

Credit Balance	$(31,747)	(0.1)%	477,415	1.5%
No Balance	$—	0.0%	19,885,301	61.5%
$0.01 to $5,000.00	$12,673,191	40.8%	9,740,443	30.2%
$5,000.01 to $10,000.00	$12,013,988	38.7%	1,689,904	5.2%
Over $10,000.00	$6,404,539	20.6%	517,876	1.6%

Total	$31,059,971	100.0%	32,310,939	100.0%

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

     Seasoning. As of June 30, 2006, 98.9%, of the Accounts were at least 24 months old. The ages of the Accounts as of June 30, 2006 were distributed as follows:

	Percentage of	Percentage of
Age of Accounts	Total Accounts	Total Receivables

Less than 12 Months	0.0%	0.0%
12 to 23 Months	1.1%	1.5%
24 to 35 Months	1.7%	1.6%
36 to 47 Months	4.4%	4.9%
48 to 59 Months	5.2%	4.9%
60 Months and Greater	87.6%	87.1%

Total	100.0%	100.0%

     Delinquency Information. The Accounts in the trust have had the following delinquency statuses:

	As of June 30, 2006		As of December 31, 2005		As of December 31, 2004
	Receivables	Percentage of	Receivables	Percentage of	Receivables	Percentage of
	Outstanding	Total	Outstanding	Total	Outstanding	Total
	($000's)	Receivables	($000's)	Receivables	($000's)	Receivables

Total Receivables	$31,059,971	100.00%	$33,961,825	100.00%	$35,519,347	100.00%

Receivables Delinquent:
30 to 59 Days	$377,681	1.22%	$391,941	1.15%	$493,062	1.39%
60 to 89 Days	$240,859	0.77%	$258,519	0.76%	$350,431	0.99%
90 to 119 Days	$185,318	0.60%	$207,787	0.61%	$302,349	0.85%
120 to 149 Days	$167,398	0.54%	$176,535	0.52%	$265,824	0.75%
150 to 179 Days	$146,615	0.47%	$165,133	0.49%	$243,226	0.68%
Over 180 Days	$0	0.00%	$0	0.00%	$0	0.00%

Total Delinquent	$1,117,871	3.60%	$1,199,915	3.53%	$1,654,892	4.66%

	As of December 31, 2003		As of December 31, 2002
	Receivables	Percentage of	Receivables	Percentage of
	Outstanding	Total	Outstanding	Total
	($000's)	Receivables	($000's)	Receivables

Total Receivables	$35,323,197	100.00%	$35,871,382	100.00%
Receivables Delinquent:
30 to 59 Days	$699,204	1.98%	$775,175	2.16%
60 to 89 Days	$475,025	1.34%	$523,319	1.46%
90 to 119 Days	$388,064	1.10%	$412,392	1.15%
120 to 149 Days	$337,948	0.96%	$334,529	0.93%
150 to 179 Days	$306,901	0.87%	$276,931	0.77%
Over 180 Days	$0	0.00%	$0	0.00%

Total Delinquent	$2,207,142	6.25%	$2,322,346	6.47%

	As of June 30, 2006		As of December 31, 2005		As of December 31, 2004
		Percentage of		Percentage of		Percentage of
	Number of	Total	Number of	Total	Number of	Total
	Accounts	Accounts	Accounts	Accounts	Accounts	Accounts

Total Accounts	32,310,939	100.00%	34,108,850	100.00%	35,156,736	100.00%

Accounts Delinquent:
30 to 59 Days	76,418	0.24%	82,952	0.24%	107,076	0.30%
60 to 89 Days	43,479	0.13%	48,878	0.14%	68,046	0.19%
90 to 119 Days	31,411	0.10%	37,168	0.11%	55,045	0.16%
120 to 149 Days	26,504	0.08%	30,377	0.09%	46,593	0.13%
150 to 179 Days	22,599	0.07%	27,249	0.08%	41,248	0.12%
Over 180 Days	0	0.00%	0	0.00%	0	0.00%

Total Delinquent	200,411	0.62%	226,624	0.66%	318,008	0.90%

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

	As of December 31, 2003		As of December 31, 2002
	Number of	Percentage of	Number of	Percentage of
	Accounts	Total Accounts	Accounts	Total Accounts

Total Accounts	33,950,472	100.00%	32,209,690	100.00%

Accounts Delinquent:
30 to 59 Days	150,528	0.44%	179,713	0.56%
60 to 89 Days	92,882	0.27%	109,373	0.34%
90 to 119 Days	71,891	0.21%	82,806	0.26%
120 to 149 Days	59,941	0.18%	65,810	0.20%
150 to 179 Days	52,720	0.16%	53,245	0.17%
Over 180 Days	0	0.00%	0	0.00%

Total Delinquent	427,962	1.26%	490,947	1.53%

Distribution of the Accounts by FICO Score
     FICO Credit Score Information. As of June 30, 2006, the Accounts had the following FICO scores:

	Receivables
	Outstanding	Percentage of
FICO Credit Score Range	($000)	Total Receivables

No Score	$348,490	1.12%
Less than 600	$4,064,902	13.09%
600 to 659	$4,704,724	15.15%
660 to 719	$9,643,511	31.05%
720 and above	$12,298,344	39.59%

Total	$31,059,971	100.00%

Summary Historical Performance of the Accounts
     The information below about the performance of the trust Accounts for historical periods reflects only the performance of Accounts that were designated for the trust during the specified time period and has not been restated to reflect the performance of Accounts added after such time period. Accordingly, such information does not fully reflect the historical performance of the Accounts currently comprising the trust Accounts. The performance information included in this section is generally consistent with the type of performance information that will be provided in the monthly certificateholders statement for each subseries.
     Summary Yield Information. The annualized monthly yield for the Accounts is calculated by dividing the monthly finance charges by beginning monthly principal receivables multiplied by twelve. Monthly finance charge collections include periodic finance charges, cash advance item charges, late fees, overlimit fees and other fees, all net of write-offs. Recoveries received with respect to Receivables in the trust that have been charged off as uncollectible, including the proceeds of charged-off receivables that Discover Bank has removed from the trust, are included in the trust and are treated as Finance Charge Collections. Discover Bank allocates, to the extent applicable for any series, including any subseries, issued on or after November 3, 2004, interchange, which is treated similarly to finance charges. The aggregate yield is the average of the monthly annualized yields for each period shown. The aggregate yield for the Accounts is summarized as follows:

	Six Months
Aggregate Yields	Ended
	June 30,	Twelve Months Ended December 31,
	2006	2005	2004	2003	2002

Finance Charges and Fees (Excluding Recoveries and Interchange)($000)	$2,556,239	$5,002,729	$5,323,969	$5,534,492	$5,685,967
Yield Excluding Recoveries and Interchange	16.28%	15.25%	15.45%	15.85%	16.53%
Yield Excluding Recoveries and Including Interchange	19.60%	18.35%	18.76%	15.85%	16.53%
Gross Yield Including Recoveries and Interchange	20.63%	19.44%	19.66%	16.67%	17.25%
     After November 30, 2003, when we refer to yield excluding recoveries and interchange, we are excluding only recoveries related to the charge-off of principal, but are including recoveries related to finance charge and fee write-offs. These finance charge and fee recoveries were previously reflected in net charge-offs, but net

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

charge-offs now includes only charge-offs and recoveries of principal. See the chart “Summary Charge-Off Information.” For purposes of the Pooling and Servicing Agreement, all recoveries of principal as well as recoveries of finance charges and fees are treated as Finance Charge Collections, and are reflected in percentages set forth in the row of the table titled “Gross Yield Including Recoveries and Interchange.” The certificates of each subseries of this Series 2006-2 will be eligible to receive allocations and reallocations of interchange received by the trust in accordance with the terms of the series supplement. Other certificates issued after this series, including each subseries, may also be eligible to receive allocations and reallocations of interchange if so provided in their respective series supplements. Certificates issued prior to November 3, 2004 receive no allocations or reallocations of interchange, therefore, interchange is only reflected in the yields above beginning November 2004.
     Summary Charge-Off Information. The annualized monthly charge-off rates for the Accounts are calculated by dividing the monthly principal charge-offs by beginning monthly principal receivables multiplied by twelve. The aggregate charge-off percentages expressed below are the average of the annualized monthly charge-off rates for each period shown. The Accounts have had the following aggregate charge-off amounts and aggregate charge-off percentages:

	Six Months Ended
	June 30,	Twelve Months Ended December 31,
	2006	2005	2004	2003	2002
Gross Principal Charge-offs ($000)	$683,040	$2,286,570	$2,463,519	$2,742,942	$2,425,639
Net Principal Charge-offs ($000)	$520,932	$1,931,329	$2,153,434	$2,456,316	$2,179,588
Gross Principal Charge-off Rates	4.35%	6.97%	7.15%	7.85%	7.05%
Net Principal Charge-off Rates	3.32%	5.89%	6.25%	7.03%	6.34%
     Prior to December 1, 2003 net charge-offs included recoveries related to finance charge and fee write-offs. After November 30, 2003, we excluded recoveries related to finance charge and fee write-offs from net charge-offs. Net charge-offs reflect only recoveries of principal after November 30, 2003.
     Summary Payment Rate Information. The monthly payment rate for the Accounts is calculated by dividing monthly collections by the Receivables in the Accounts as of the beginning of the month. The average monthly payment rate for each period shown is calculated by dividing the sum of individual monthly payment rates by the number of months in the period. The Accounts have had the following historical monthly payment rates:

	Six Months Ended
	June 30,	Twelve Months Ended December 31,
	2006	2005	2004	2003	2002
Lowest Monthly Payment Rate	20.29%	18.99%	18.19%	16.60%	15.93%
Highest Monthly Payment Rate	22.87%	21.33%	20.07%	18.96%	17.90%
Average Monthly Payment Rate	21.85%	20.59%	19.27%	18.15%	17.25%
     Minimum Monthly Payment and Full Balance Payment Rates. Discover Bank calculates the monthly rate of cardmembers that made only the contractual monthly minimum payment due as a percentage of the total Accounts as of the beginning of the month. Discover Bank calculates the monthly rate of cardmembers that paid their full balance due as a percentage of the total Accounts as of the beginning of the month. The rates below are the average of monthly rates for the period shown.

Six Months Ended
June 30, 2006

Minimum Monthly Payment Rate	3.90%
Full Balance Payment Rate	14.45%
     Balance Reductions. The Accounts in the trust may have balance reductions granted for a number of reasons, including merchandise refunds, returns, and fraudulent charges. As of the calendar year to date ended June 30, 2006, the average monthly balance reduction rate for the Accounts in the trust attributable to such returns and cardmember fraud was 0.63%.

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

COMPOSITION AND HISTORICAL PERFORMANCE
OF THE DISCOVER CARD PORTFOLIO
     We have set forth information below about the accounts that comprise the Discover Card portfolio.
Composition and Distribution of the Discover Card Portfolio
     Geographic Distribution. The Discover Card portfolio is not highly concentrated geographically. As of May 31, 2006, the following nine states comprised at least 50% of the receivables balances:

Percentage of Total
State	Receivables

California	9.3%
Texas	8.7%
New York	6.9%
Florida	5.7%
Illinois	5.5%
Pennsylvania	4.8%
Ohio	4.5%
Michigan	3.7%
New Jersey	3.6%
Other States	47.3%

Total	100.0%

     Since the largest amounts of outstanding receivables were with cardholders whose billing addresses were in California, Texas, New York, Florida, Illinois, Pennsylvania, Ohio, Michigan and New Jersey, adverse changes in the business or economic conditions in these states could have an adverse effect on the performance of the receivables.
     Credit Limit Information. As of May 31, 2006, the accounts in the Discover Card portfolio had the following credit limits:

	Receivables	Percentage
	Outstanding	of Total		Percentage of Total
Credit Limit	($000's)	Receivables	Number of Accounts	Accounts

Less than or equal to $5,000.00	$6,733,316	15.3%	12,122,732	28.1%
$5,000.01 to $10,000.00	$16,916,941	38.3%	16,529,240	38.4%
$10,000.01 to $15,000.00	$15,876,138	36.0%	12,902,116	30.0%
Over $15,000.00	$4,584,616	10.4%	1,501,505	3.5%

Total	$44,111,011	100.0%	43,055,593	100.0%

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

     Seasoning. As of May 31, 2006, 89.6% of the accounts in the Discover Card portfolio were at least 24 months old. The ages of accounts in the Discover Card portfolio as of May 31, 2006 were distributed as follows:

	Percentage	Percentage
Age of Accounts	of Total Accounts	of Total Receivables

Less than 12 Months	5.3%	11.0%
12 to 23 Months	5.1%	6.4%
24 to 35 Months	4.6%	4.2%
36 to 47 Months	6.2%	6.3%
48 to 59 Months	6.3%	5.6%
60 Months and Greater	72.5%	66.5%

Total	100.0%	100.0%

     Summary Current Delinquency Information. As of May 31, 2006, the accounts in the Discover Card portfolio had the following delinquency statuses:

	Receivables
	Outstanding	Percentage
	($000's)	of Total Receivables

Total Receivables	$44,111,011	100.0%
Receivables Delinquent:
30 to 59 Days	$451,571	1.0%
60 to 89 Days	$301,434	0.7%
90 to 119 Days	$251,021	0.6%
120 to 149 Days	$214,830	0.5%
150 to 179 Days	$189,864	0.4%
Over 180 Days	$0	0.0%

Total Delinquent	$1,408,720	3.2%

Summary Historical Performance of the Discover Card Portfolio
     Summary Historical Receivable Information. The accounts in the Discover Card portfolio generated the following receivables:

	As of	As of November 30,
	May 31,
	2006	2005	2004	2003

Total Receivables Balance of the Discover Card Portfolio ($000)	$44,111,011	$44,241,675	$45,662,929	$46,124,512

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

     Summary Yield Information. Discover Bank calculates the monthly yield for the Discover Card portfolio by dividing the monthly finance charges billed by beginning monthly balance multiplied by twelve. Monthly finance charges include periodic finance charges, cash advance item charges, late fees, overlimit fees and other miscellaneous fees, all net of write-offs. Discover Bank also allocates to investors recoveries and, to the extent applicable, interchange, which are treated similarly to finance charges. The aggregate yield is the average of monthly yields annualized for each period shown. The annualized aggregate yield for the Discover Card portfolio is summarized as follows:

	Six Months	Twelve Months
	Ended	Ended November 30,
Aggregate Yields	May 31, 2006	2005	2004	2003

Yield Excluding Recoveries and Interchange	14.53%	13.81%	14.16%	14.39%
Yield Including Recoveries and Excluding Interchange	15.58%	14.72%	14.98%	15.09%
Yield from Interchange	3.01%	2.77%	2.56%	2.22%
     Summary Charge-Off Information. The aggregate charge-off percentages expressed below are the average of the monthly annualized charge-off percentages for each period shown. The accounts in the Discover Card portfolio have had the following historical aggregate charge-off amounts and aggregate charge-off percentages:

	Six Months	Twelve Months
	Ended	Ended November 30,
	May 31, 2006	2005	2004	2003

Gross Principal Charge-offs ($000)	$1,144,097	$2,774,016	$3,122,182	$3,598,885
Net Principal Charge-offs ($000)	$911,193	$2,368,120	$2,752,198	$3,259,478
Gross Principal Charge-off Rates	5.21%	6.20%	6.94%	7.47%
Net Principal Charge-off Rates	4.15%	5.30%	6.12%	6.77%
     Prior to December 1, 2003 net charge-offs included recoveries related to finance charge and fee write-offs. After November 30, 2003, we excluded recoveries related to finance charge and fee write-offs from net charge-offs, which reflects only recoveries of principal. Net charge-offs reflect only recoveries of principal after November 30, 2003. See “Summary Yield Information.”
     Summary Payment Rate Information. Discover Bank calculates the monthly payment rate by dividing monthly cardmember remittances by the cardmember receivable balance outstanding as of the beginning of the month. Discover Bank calculates the average monthly payment rate for a period by dividing the sum of individual monthly payment rates for the period by the number of months in the period. The accounts in the Discover Card portfolio have had the following historical payment rates:

	Six Months	Twelve Months
	Ended	Ended November 30,
	May 31, 2006	2005	2004	2003

Lowest Monthly Payment Rate	18.83%	17.82%	17.15%	15.84%
Highest Monthly Payment Rate	21.18%	19.89%	18.91%	18.04%
Average Monthly Payment Rate	19.97%	19.21%	18.20%	17.11%

This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

ANNEX I
The following tables set forth the performance data for the quarter ended June 30, 2006. You should also read the static pool data for prior quarters, which can be accessed at http://www.discoverfinancial.com/absdata.
Discover Card Master Trust I
Pool Performance — Static Pool Data
Net Charge-Off Rates by Vintage
Report as of June 30, 2006
The following table sets forth the net charge-off rates for the Discover Card Master Trust I for each period shown. Net charge-off rates are calculated by dividing gross principal charge-offs, net of principal recoveries, by average beginning of month principal receivables, annualized for the applicable period, and grouped by the calendar year of account origination and for the total pool.
Note that prior to December 1, 2003, net charge-off rates included recoveries related to finance charge and fee write-offs. After November 30, 2003, net charge-off rates exclude recoveries related to finance charge and fee write-offs, with these reflected in yield. Net charge-off rates reflect only recoveries of principal after November 30, 2003.

		Six Months Ended	Twelve Months Ended
Net C/O Rates		June 30,	December 31,
	Originations	2006	2005	2004	2003	2002
	2006	N/A *
	2005	2.30%	2.03%
	2004	4.16%	5.83%	0.81%
	2003	4.73%	7.67%	4.37%	0.96%
	2002	4.63%	8.07%	7.81%	5.23%	1.51%
	2001 and Prior	3.19%	5.73%	6.23%	7.15%	6.36%

Total		3.32%	5.89%	6.25%	7.03%	6.34%
1
This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

The following table sets forth the net charge-off rates for certain vintage segments of the Discover Card Master Trust I. Net charge-off rates for accounts originated in certain calendar years are shown for the first calendar year in which they were originated (year 1), and for subsequent calendar years. Years corresponding to 2006 net charge-offs are shown for the six months ended June 30.

Net C/O Rates
	Originations	Year 1	Year 2	Year 3	Year 4	Year 5
	2006	N/A *
	2005	2.03%	2.30%
	2004	0.81%	5.83%	4.16%
	2003	0.96%	4.37%	7.67%	4.73%
	2002	1.51%	5.23%	7.81%	8.07%	4.63%
The origination date for each account is the date on which the account is opened. For each account comprising the Discover Card Master Trust I, performance data is based on the account’s performance on and after the date on which such account was added to the trust. Certain limited data is not available at an account level and is presented by year of origination as estimates, which are based on reasonable assumptions from concurrent data.
* Note: No new accounts were added to the trust in the six months ended June 30, 2006.
There can be no assurance that the net charge-off rates in the future will be similar to the historical rates shown above.
2
This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

Discover Card Master Trust I
Pool Performance — Static Pool Data
Payment Rates by Vintage
Report as of June 30, 2006
The following table sets forth the payment rates for the Discover Card Master Trust I as of each period shown. The payment rates are calculated by dividing total collections by aggregate beginning of month receivables for the applicable period, and grouped by the calendar year of account origination and for the total pool.

	Six Months Ended	Twelve Months Ended
Payment Rates	June 30,	December 31,
Originations	2006	2005	2004	2003	2002

2006	N/A *
2005	15.52%	12.44%
2004	16.91%	16.56%	12.41%
2003	16.67%	15.89%	15.64%	12.28%
2002	15.82%	14.93%	14.40%	14.85%	18.96%
2001 and Prior	22.52%	21.12%	19.65%	18.32%	17.25%

Trust Average	21.85%	20.59%	19.27%	18.15%	17.25%
The origination date for each account is the date on which the account is opened. For each account comprising the Discover Card Master Trust I, performance data is based on the account’s performance on and after the date on which such account was added to the trust. Certain limited data is not available at an account level and is presented by year of origination as estimates, which are based on reasonable assumptions from concurrent data.
* Note: No new accounts were added to the trust in the six months ended June 30, 2006.
There can be no assurance that the payment rates in the future will be similar to the historical rates shown above.
3
This material was not prepared by the Morgan Stanley research Department. Please refer to important information and qualifications at the end of this material.

This material was prepared by sales, trading, banking or other non-research personnel of one of the following: Discover Bank or Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, Morgan Stanley Japan Limited and/or Morgan Stanley Dean Witter Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”). This material was not produced by a Morgan Stanley research analyst, although it may refer to a Morgan Stanley research analyst or research report. Unless otherwise indicated, these views (if any) are the author’s and may differ from those of the Morgan Stanley fixed income or equity research department or others in the firm.
This material may have been prepared by or in conjunction with Morgan Stanley trading desks that may deal as principal in or own or act as market maker or liquidity provider for the securities/instruments (or related derivatives) mentioned herein. The trading desk may have accumulated a position in the subject securities/instruments based on the information contained herein. Trading desk materials are not independent of the proprietary interests of Morgan Stanley, which may conflict with your interests. Morgan Stanley may also perform or seek to perform investment banking services for the issuers of the securities and instruments mentioned herein.
This material is not a solicitation to participate in any trading strategy, and is not an offer to sell any security or instrument or a solicitation of an offer to buy or sell any security or instrument in any jurisdiction where the offer, solicitation or sale is not permitted.
Unless otherwise set forth in this material, any securities referred to in this material may not have been registered under the U.S. Securities Act of 1933, as amended, and, if not, may not be offered or sold absent an exemption therefrom. Recipients are required to comply with any legal or contractual restrictions on their purchase, holding, sale, exercise of rights or performance of obligations under any securities/instruments transaction.
The securities/instruments discussed in this material may not be suitable for all investors. Other recipients should seek independent investment advice prior to making any investment decision based on this material. This material does not provide individually tailored investment advice or offer tax, regulatory, accounting or legal advice. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. You should consider this material as only a single factor in making an investment decision.
Options are not for everyone. Before purchasing or writing options, investors should understand the nature and extent of their rights and obligations and be aware of the risks involved, including the risks pertaining to the business and financial condition of the issuer and the security/instrument. A secondary market may not exist for these securities. For Morgan Stanley customers who are purchasing or writing exchange-traded options, please review the publication ‘Characteristics and Risks of Standardized Options,’ which is available from your account representative.
The value of and income from investments may vary because of changes in interest rates, foreign exchange rates, default rates, prepayment rates, securities/instruments prices, market indexes, operational or financial conditions of companies or other factors. There may be time limitations on the exercise of options or other rights in securities/instruments transactions. Past performance is not necessarily a guide to future performance. Estimates of future performance are based on assumptions that may not be realized. Actual events may differ from those assumed and changes to any assumptions may have a material impact on any projections or estimates. Other events not taken into account may occur and may significantly affect the projections or estimates. Certain assumptions may have been made for modeling purposes only to simplify the presentation and/or calculation of any projections or estimates, and Morgan Stanley does not represent that any such assumptions will reflect actual future events. Accordingly, there can be no assurance that estimated returns or projections will be realized or that actual returns or performance results will not materially differ from those estimated herein. Some of the information contained in this document may be aggregated data of transactions in securities or other financial instruments executed by Morgan Stanley that has been compiled so as not to identify the underlying transactions of any particular customer.
Notwithstanding anything herein to the contrary, Discover Bank, Morgan Stanley and each recipient hereof agree that they (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to the tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors
In the UK, this communication is directed in the UK to those persons who are market counterparties or intermediate customers (as defined in the UK Financial Services Authority’s rules). In Japan, this communication is directed to the sophisticated institutional investors as defined under the Foreign Broker Dealer Law of Japan and the ordinances thereunder. The trademarks and service marks contained herein are the property of their respective owners.
This material may not be sold or redistributed without the prior written consent of Morgan Stanley.
© 2006 Morgan Stanley